10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period
June 1, 2006 through November 30, 2006.

Fund
Intermediate Municipal Bond Fund
Security
Triborough Bridge and Tunnel Authority
Advisor
EIMCO
Transaction
 Date
6/14/2006
Cost
$6,235,000
Offering Purchase
3.11%
Broker
Underwriting
UBS Investment Bank
Syndicate
UBS Investment Bank
Bear, Stearns & Co. Inc.
Citigroup
JP Morgan
Wachovia Bank, N.A.
Members
Wachovia Bank National Association